UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)                      April 10, 2007
LODGENET ENTERTAINMENT CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD		57107

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code		(605) 988-1000

n/a

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On April 10, 2007, LodgeNet Entertainment Corporation (the “Company”) entered into a supplemental indenture, dated as of April 10, 2007, (the “Supplemental Indenture”), to the indenture, dated as of June 18, 2003 (the “Indenture”), relating to the Company’s outstanding 9 1/2% Senior Subordinated Notes due 2013 (the “Notes”). The Supplemental Indenture was entered into in connection with the Company’s previously announced tender offer and consent solicitation with respect to the Notes, which commenced March 26, 2007.
     The Supplemental Indenture amends the Indenture governing the Notes to, among other things, eliminate substantially all of the covenants contained in the Indenture and the Notes, as well as certain provisions regarding events of default and defeasance. The foregoing summary is qualified in its entirety by reference to the Supplemental Indenture, a copy of which is attached hereto as Exhibit 4.1.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On April 10, 2007, the Company borrowed $225 million under the delayed draw term loan facility of its previously announced Credit Agreement, dated April 4, 2007, with the Lenders (as defined therein), Bear, Stearns & Co. Inc. and Credit Suisse Securities (USA) LLC, as joint lead arrangers and joint bookrunners, Credit Suisse Securities (USA) LLC, as syndication agent, U.S. Bank National Association, as documentation agent, and Bear Stearns Corporate Lending Inc., as administrative agent. The funds were used to purchase $199.9 million in aggregate principal amount of the Notes, representing all of the Notes that were validly tendered and not withdrawn pursuant to the previously announced tender offer and consent solicitation. The total principal amount of Notes outstanding at the commencement of the tender offer and consent solicitation was $200,000,000.
Item 3.03 Material Modification to Rights of Security Holders
     See description under Item 1.01, Entry into a Material Definitive Agreement, above regarding the execution on April 10, 2007 of the Supplemental Indenture relating to the Notes.
Item 8.01 Other Information.
     On April 10, 2007, the Company issued a press release announcing that it had received consents from holders of Notes representing a majority in principal amount of the outstanding Notes. The Company also announced that it had fixed the tender offer consideration and the total purchase price to be paid for Notes validly tendered and accepted for purchase. The tender offer consideration for Notes validly tendered and not revoked by 8:00 a.m., New York City time, on April 23, 2007, and accepted for payment will be $1,060.11 per $1,000 principal amount of the Notes. Holders who validly tendered Notes and delivered consents on or prior to the expiration of the consent solicitation on April 9, 2007 also will receive a consent payment of $30 per $1,000 principal amount of Notes, for total consideration of $1,090.11 per $1,000 principal amount of notes. In addition to the consideration payable in respect of the Notes purchased in the tender offer and the consents given in the consent solicitation, the Company will pay accrued and unpaid interest to, but not including, the date of payment. A copy of the press release is attached hereto as Exhibit 99.1.
     As of April 10, 2007, the Company has accepted and purchased approximately $199.9 million in aggregate principal amount of the Notes that were tendered in response to the pending tender offer, for an aggregate purchase price of approximately $218 million, plus accrued interest of approximately $6 million. The tender offer and consent solicitation expires at 8:00 a.m., New York City Time on April 23, 2007, unless terminated or extended.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
4.1	Supplemental Indenture, dated April 10, 2007

99.1	Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2007	By /s/ James G. Naro
James G. Naro
Its Senior Vice President, General Counsel, Secretary and Chief Compliance Officer